UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 15, 2015, Quicksilver Resources Canada Inc. (“Quicksilver Canada”), a wholly owned subsidiary of Quicksilver Resources Inc. (the “Company”), entered into a Second Waiver and Forbearance Agreement (the “Second Forbearance Agreement”) with JPMorgan Chase Bank, N.A., as global administrative agent (the “Global Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent (the “Canadian Administrative Agent” and, together with the Global Administrative Agent, the “Administrative Agents”) and the lenders party thereto relating to that certain Amended and Restated Credit Agreement dated as of December 22, 2011 by and among the Company, as parent, Quicksilver Canada, as borrower, the Canadian Administrative Agent, and the lenders parties thereto (as amended, supplemented or modified, the “Canadian Credit Agreement”). Under the Second Forbearance Agreement, the Administrative Agents and the requisite lenders agreed to, among other things, continue to forbear from exercising all of their rights and remedies in connection with specified defaults under the Canadian Credit Agreement related to the chapter 11 filings of the Company and certain of its subsidiaries until the earlier of (i) September 16, 2015, (ii) the commencement against Quicksilver Canada or certain specified Canadian subsidiary guarantors (collectively, the “Non-Filers”) of any litigation in which the amounts involved, individually or in the aggregate, equal or exceed $5,000,000, that could reasonably be expected to have a material adverse effect on the validity or enforceability of the Canadian loan documents, the rights and remedies of the Canadian Administrative Agent and the Canadian secured parties under the Canadian loan documents and applicable law, or the business, operations, property or financial condition of the Non-Filers, taken as a whole, (iii) the acceleration of, or any other exercise of any rights or remedies in respect of, any other indebtedness of any Non-Filer the outstanding principal amount of which exceeds, individually or in the aggregate for such Non-Filer, $5,000,000, (iv) any Non-Filer taking any action to challenge the validity or enforceability of the Second Forbearance Agreement or any other Canadian loan document or any provision of the Second Forbearance Agreement or such documents, (v) the commencement by any Non-Filer of proceedings under bankruptcy, insolvency, receivership, restructuring or similar law, (vi) the occurrence of any termination event under the cash collateral order of the United States Bankruptcy Court for the District of Delaware, (vii) a breach of Quicksilver Canada’s obligations to cooperate in the granting of fixed liens on its property under the Canadian Credit Agreement, (viii) any failure by Quicksilver Canada to pay interest on the loans under the Canadian Credit Agreement at the applicable rate, and (ix) any failure by the Company to pay interest on the loans under the Amended and Restated Credit Agreement, dated as of December 22, 2011 by and among the Company, as borrower, the guarantors party thereto, the Global Administrative Agent and the lenders parties thereto, at the applicable rate in accordance with the terms of the cash collateral order and the Waiver and Forbearance Agreement, dated March 16, 2015, by and among the Company, Quicksilver Canada, the guarantors party thereto, the Administrative Agents and the lenders party thereto.

The foregoing description is a summary of the material terms of the Second Forbearance Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Second Forbearance Agreement, a copy of which is attached to this Current Report in Form 8‑K as Exhibit 10.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 15, 2015, Quicksilver Canada awarded a retention cash bonus in an amount of $81,149 (converted to U.S. dollars using an exchange rate of 1.2323 Canadian dollars per 1 U.S. dollar) to David Rushford, Senior Vice President – Chief Operating Officer of Quicksilver Canada. The award is subject to clawback if Mr. Rushford ceases to be an employee of Quicksilver Canada prior to February 27, 2016, unless (a) there has been a Change in Control (as defined in the Company’s Amended and Restated Change in Control Retention Incentive Plan as of the date hereof) on or prior to the date of his termination of employment; or (b) his employment is terminated (i) by Quicksilver Canada without cause, subject to his execution and non-revocation of a release agreement satisfactory to Quicksilver Canada or (ii) due to disability or death.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Second Waiver and Forbearance Agreement, dated June 15, 2015, among Quicksilver Resources Canada Inc. and the agents and lenders party thereto
10.2	Letter to J. David Rushford dated June 8, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Vanessa Gomez LaGatta
Vanessa Gomez LaGatta
Senior Vice President – Chief Financial Officer and Treasurer

Date: June 15, 2015

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Second Waiver and Forbearance Agreement, dated June 15, 2015, among Quicksilver Resources Canada Inc. and the agents and lenders party thereto
10.2	Letter to J. David Rushford dated June 8, 2015